Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference, in the registration statement on Form S-3 dated September 23, 2019 of The Alkaline Water Company Inc., of our reports dated July 1, 2019 relating to our audit of the consolidated financial statements as of and for the year ended March 31, 2019 and the disclaimer of our opinion of The Alkaline Water Company Inc.’s internal control over financial reporting, and the reference to us under the caption "Experts and Counsel."

/s/ Prager Metis CPAs, LLC

Prager Metis CPAs, LLC
Basking Ridge, New Jersey
September 23, 2019